Exhibit 4.4

Agreement

Made and entered into in Tel Aviv, on the 5th day of January, 2025

Between:	GIX INTERNET LTD Public Company No. 520040262 11 Menachem Begin Road, Ramat Gan 5268104 (hereinafter: the “Company” or “GIX”)

On the First Part;

And between:	Deliverz.AI LTD Private Company No. 515592301 54 Arlozorov Street, Tel Aviv – Yafo 6248827 (hereinafter: “Deliverz”)

On the Second Part;

And between:	The shareholders of Deliverz as detailed in Appendix A to this Agreement (hereinafter: “Deliverz Shareholders”)

On the Third Part;

(The Company, Deliverz, and the Deliverz Shareholders shall collectively be referred to hereinafter as the “Parties”)

Whereas:	The Company is a public company whose shares are listed on the Tel Aviv Stock Exchange Ltd. (hereinafter: the “Stock Exchange”);

And whereas:	Deliverz is a private company incorporated and registered in Israel on January 18, 2017, engaged in the development, manufacturing, and marketing of autonomous robots that provide delivery services (hereinafter: the “Field of Activity of Deliverz”), and Deliverz was awarded a tender by Tel HaShomer Hospital;

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And whereas:	The Company wishes, on the basis of the representations and undertakings of Deliverz and the Deliverz Shareholders as set forth in this Agreement, and Deliverz and the Deliverz Shareholders likewise wish, on the basis of the representations and undertakings of the Company as set forth in this Agreement, that subject to the fulfillment of the conditions set forth in this Agreement, the Company shall acquire all (100%) of the issued and paid-up share capital of Deliverz, on a fully diluted basis, in exchange for the allocation of ordinary shares of the Company to the Deliverz Shareholders, and the granting of the right to receive additional ordinary shares of the Company upon the achievement of milestones, as set forth in Section 6 of this Agreement, all in accordance with the terms set forth in this Agreement (hereinafter: the “Transaction” or the “Merger”);

And whereas:	The purpose of the Merger is a business and economic one, and by virtue thereof, Deliverz shall become a wholly owned subsidiary of the Company;

And whereas:	On June 3, 2024, the Parties to this Agreement entered into a non-binding memorandum of understanding in which they recorded the principal understandings reached between them in connection with the Transaction, which constitute the basis for this Agreement (hereinafter: the “Memorandum of Understanding”);

And whereas:	The Parties wish to determine and define the legal relationship between them within the framework of this Agreement, based on the principal understandings reached in the Memorandum of Understanding;

Therefore, it has been agreed, declared, and stipulated between the Parties as follows:

1.	Preamble, Appendices, and Section Headings

1.1.	The preamble to this Agreement and its appendices constitute an integral part hereof.

1.2.	The division of this Agreement into sections and subsections and the headings appearing herein are solely for convenience and shall not be given any weight, including for the purpose of interpreting this Agreement.

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2.	Definitions

As used in this Agreement, the following terms in Section 2 below shall have the respective meanings set forth beside them:

2.1	“Company Approvals”	Approval by the Audit Committee and/or Compensation Committee, Board of Directors, and General Meeting of all provisions of this Agreement, including securities allocation, per Sections 274 and 275 of the Companies Law.

2.2	“Deliverz Shareholders”	The holders of ordinary shares of Deliverz, as shall exist on the Completion Date. The list of Deliverz shareholders as of the date of signing this Agreement is as set forth in Appendix A.

2.3	“Transaction Report”	A transaction report that shall be duly published by the Company for the purpose of approving the transaction that is the subject of this Agreement by the General Meeting (the approval of which is a condition precedent to this Agreement), in accordance with the Securities Law, which shall also constitute an Exceptional Private Offering pursuant to the Private Offering Regulations and any other applicable legal provisions.

2.4	The “Financial Statements”	Consolidated financial statements of the Company as of December 31, 2023, and June 30, 2024.

2.5	The “Annual Report”	The Company’s annual report for 2023, published on March 28, 2024.

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2.6	“Deliverz Financial Statements”	The financial statements of Deliverz as of December 31, 2023, and as of June 30, 2024, attached as Appendix 2.6 to the Agreement, and any updates thereto as may be required under any applicable law, including the staff positions of the Israel Securities Authority; the aforesaid financial statements shall describe the assets and results of operations of Deliverz for the period required for approval of the transaction in accordance with the provisions of any applicable law, including the staff positions of the Israel Securities Authority. The financial statements of Deliverz shall be prepared in accordance with generally accepted accounting principles and the provisions of the Securities Law and the regulations promulgated thereunder.

2.7	The “Serving Directors”	Directors serving on the Company’s Board as of the Agreement date, listed in the Annual Report.

2.8	The “Director on behalf of the Deliverz Shareholders”	The Director proposed by the Shareholders of Deliverz, whose identity, together with an appropriate affidavit on his behalf, shall be delivered to the Company together with the Financial Statements of Deliverz.

2.9	The “Nominee Company”	Mizrahi-Tefahot Registration Company Ltd.

2.10	The “Trustee”	102 Equity Compensations Ltd. or other mutually agreed trustee.

2.11	The “Closing Date”	The date when all conditions precedent in Section 16 are fulfilled.

2.12	The “Allocated Shares”	Ordinary Shares of the Company to be allocated to the Shareholders of Deliverz on the Closing Date, and which shall constitute, immediately upon their allocation, 25% of the share capital of the Company.

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2.13	“Founder Shares”	Ordinary shares allocated to the Founder; 5% of issued share capital post-Merger.

2.14	“Milestone Share Rights”	Rights to be allocated additional Ordinary Shares of the Company to the Deliverz Shareholders and to the Founder, which shall be allocated without additional consideration (other than the Securities being acquired), and which shall grant the Shareholders of Deliverz the right to receive additional allocated shares of the Company upon the achievement of the milestones detailed in Section 6.5 of this Agreement.

2.15	The “Founder”	M.R.M. MERHAVIT HOLDINGS AND MANAGEMENT LTD, Private Company No. 513142562 wholly owned by Mr. Roni Menashe.

2.16	The “Allocated Securities”	The Allocated Shares, Founder Shares, and Milestone Share Rights.

2.17	The “Acquired Securities”	Ordinary shares of Deliverz that shall together constitute 100% of the issued and paid-up share capital of Deliverz, on a fully diluted basis, which shall be transferred to the Company on the Closing Date; as of the date of execution of this Agreement, the number of such shares is 1,000,000 ordinary shares.

2.18	The “Private Placement”	Allocation of Allocated Shares, Founder Shares, and Milestone Share Rights per Agreement.

2.19	The “Ruling”	A Tax Ruling by agreement to be obtained from the Israel Tax Authority, which shall grant a deferral of tax payment to the Deliverz Shareholders in respect of the transfer of the Acquired Securities to the Company until the date of realization of the Acquired Securities, pursuant to section 103T of the Ordinance and subject to the conditions of section 103T of the Ordinance, and a draft thereof shall be attached as Appendix 2.21 to this Agreement.

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2.20	The “Companies Law”	The Companies Law, 5759-1999, and the regulations enacted thereunder;

2.21	The “Securities Law”	The Securities Law, 5728-1968, and the regulations enacted thereunder.

2.22	“Ordinary Shares of the Company”	Ordinary shares of the Company, with no par value.

2.23	“Deliverz Ordinary Shares”	Ordinary shares of Deliverz, par value ILS 0.001 each.

2.24	The “Outline”	A description of the business of Deliverz, as required under the Private Placement Regulations and pursuant to the First Schedule to the Securities Regulations (Details of the Prospectus and Draft Prospectus – Structure and Form), 5729-1969, including its Financial Statements and the appendices to the Outline, if any.

2.25	“Free and Clear”	In connection with the Allocated Shares, the Milestone Share Rights, and the Founder Shares: clean, free, and clear of any debt and/or pledge and/or lien and/or attachment and/or any other right in favor of any third party, except for the lock-up provisions under the Securities Law; in connection with the Acquired Securities: Free and Clear of any pledge, lien, attachment, debt and/or right in favor of any third party whatsoever, including the Shareholders of Deliverz.

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2.26	“Net Cash Amount at Closing”	As defined in Section 4.20.

2.27	“Company Capital Raise”	Capital raise by Company to meet Agreement conditions.

2.28	The “Income Tax Ordinance” or the “Ordinance”	The Income Tax Ordinance [New Version], 1961, and all rules, regulations, orders, directives, and determinations promulgated thereunder, and all amendments thereto, in particular the Rules (as defined above), as may be amended from time to time.

2.29	“Misleading Item”	As defined in the Securities Law.

2.30	“Third Party”	Any individual or entity, as applicable, who is not a Party to this Agreement.

2.31	“Conditions Precedent”	All conditions precedent listed in Section 16.

2.32	“Interim Period”	The period commencing as of the Agreement execution until the Closing Date.

2.33	“Reporting Regulations”	Securities Regulations (Periodic and Immediate Reports), 5730-1970.

2.34	“Private Placement Regulations”	Securities Regulations (Private Placement of Securities in a Listed Company), 5760-2000.

2.35	“Related Party Transaction Regulations”	Securities Regulations (Transaction with Controlling Shareholder), 5761-2001.

2.36	“Adverse Change” / “Material Adverse Change”	Any event or circumstance that affects, or could reasonably be expected to adversely affect, in the aggregate, the financial condition of the relevant Company in an amount equal to ILS 100,000.

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3.	Representations of the Parties

The Parties each represent, solely with respect to themselves, that they have reviewed their legal and tax status in connection with this Agreement and the Transaction, and that, subject to the fulfillment of the Conditions Precedent, there is no restriction and/or prohibition and/or impediment under the provisions of any agreement, whether written or oral, and no impediment under any agreement and/or law, preventing them from entering into this Agreement and fulfilling their obligations hereunder. Furthermore, their execution of and performance under this Agreement (subject to the fulfillment of all Conditions Precedent as detailed in Section 16 below) does not and will not constitute a breach of any obligation binding upon them, as applicable.

4.	Representations, Warranties, and Covenants of the Company

In addition to its representations under Section 3 above, the Company hereby represents and warrants as follows:

4.1.	The Company is a public company, as defined in the Companies Law, whose shares are listed for trading on the Tel Aviv Stock Exchange Ltd. (hereinafter: the “Stock Exchange”), duly incorporated and registered under the laws of the State of Israel in 1978, and its registration number with the Companies Registrar is 520040262. The Company is registered as an active company with the Companies Registrar. The Company has paid all fees and charges due to the Companies Registrar in full and has not received any notice from the Companies Registrar of any intention to declare it a “company in violation of the law” under the Companies Law, and it is not aware of any breach vis-à-vis the Companies Registrar.

4.2.	The Company’s current Articles of Association, as of the execution date of this Agreement, are attached as Appendix 4.2 hereto.

4.3.	As of the execution date of this Agreement, the Company’s authorized share capital consists of 100,000,000 ordinary shares of the Company; and the issued and paid-up share capital consists of 42,901,224 ordinary shares of the Company.

4.4.	As of the execution date of this Agreement, to the best of the Company’s knowledge and as reported to it by its interested parties, the interested parties in the Company by virtue of holdings in its shares are as detailed in the Company’s immediate report dated January 4, 2024.

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4.5.	As of the execution date of this Agreement, the controlling shareholder of the Company is Xylo Technologies Ltd.

4.6.	As of the execution date of this Agreement, the ordinary shares of the Company, comprising its issued and paid-up share capital, are listed for trading on the Stock Exchange, on the main list; without derogating from the foregoing, on July 11, 2024, the Stock Exchange notified the Company that it does not meet the continued listing requirements due to low public float value, and that it was granted an extension to comply with such requirements until December 31, 2024.

4.7.	As of the execution date of this Agreement, except as disclosed in the Company’s reports, the Company has not allocated, nor has it undertaken to allocate, to any person and/or entity, any ordinary shares and/or options and/or other securities of any kind and/or rights to shares and/or other rights of the Company, nor has it received any payment in respect of shares and/or options and/or such other securities or rights.

4.8.	As of the execution date of this Agreement, and subject to Section 4.10 below, no dividend has been declared by the Company which has not been distributed, and no resolution has been adopted for the distribution of bonus shares which have not been allocated.

4.9.	The Company undertakes, subject to applicable law, that from the execution date of this Agreement until the Closing Date or the termination date of this Agreement, whichever occurs earlier, it shall operate and take actions in the ordinary course of business or as part of implementing this Agreement.

As of the execution date of this Agreement, the directors serving on the Company’s Board of Directors, its officers, and their terms of service are as specified in the Annual Report.

4.10.	As of the execution date of this Agreement, the Company holds shares in the companies listed in the Annual Report (the “Held Companies”). The Company intends to consider a distribution in kind of all or part of its holdings in VBIX shares as an in-kind dividend to the shareholders of the Company. The Company has no obligations towards the Held Companies, including obligations to invest and/or guarantees and/or any other commitments, and the Company is not obligated to bear any of the liabilities of the Held Companies. Other than the Held Companies, the Company holds no shares in any other company or affiliated or related company.

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4.11.	All material agreements that remain binding on the Company and/or that include provisions which are in force as of the date of this Agreement are listed in the Annual Report, and the Company is not in breach of any agreement and/or undertaking it has entered into, nor is there any reason for concern that any of said agreements may be breached by the Company in a manner that would allow their termination by the counterparty.

4.12.	The Company’s public reports, as published on the official website of the stock exchange, including the financial statements published and those to be published until the Completion Date, were and shall be prepared, as applicable, in accordance with the relevant legal provisions in effect at the time of their publication. The Company’s public reports do not contain any misleading information. As of their date of publication, the aforesaid reports accurately reflected, in all material respects, the information contained therein.

4.13.	The financial statements, as well as the financial statements of the Company to be published, if any, until the Completion Date, reflect and shall reflect, as applicable, the Company’s financial condition, operations and results, changes in equity, and cash flows accurately. Furthermore, the financial statements accurately reflect the entirety of the Company’s equity, assets, and liabilities as of the date of the statements, and except as stated in such statements, the Company has, as of the date of the financial statements, no other assets and/or liabilities. The financial statements were and shall be prepared in accordance with International Financial Reporting Standards (IFRS) and applicable law.

4.14.	As of the execution date of this Agreement, the Company has no liens or obligations to create liens over any of its assets and/or share capital.

4.15.	As of the date of execution of this Agreement, the Company has not provided any guarantee for the debts and obligations of any third parties and/or any commitment to provide a guarantee for the debts and obligations of any third parties.

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4.16.	Upon completion of the Transaction, the Company will not be a guarantor for any obligations of third parties.

4.17.	Except as detailed in Appendix 4.17 to this Agreement, and as reflected in the Company’s financial statements attached as part of said Appendix 4.17, and in any amending and/or supplementary report to be published, as of the execution date of this Agreement, the Company has no financial or other obligations or liabilities to its interested parties, including debts related to the termination of their service as officers of the Company. Except as specified in indemnification letters issued to the Company’s officers, the Company does not provide any guarantees in favor of its interested parties and/or entities related thereto, and it has not undertaken to indemnify such interested parties and/or related entities, nor granted any liens or securities in their favor (except in connection with indemnification of officers and directors). For the purposes of this section, related entities shall include, without limitation, any controlling shareholder of the interested parties in the Company.

4.18.	No civil claims, criminal indictments, or legal proceedings of any kind, including arbitration proceedings, are pending or threatened against the Company and/or its officers in their capacity as such. Furthermore, there are no pending or threatened criminal indictments or proceedings against the Company’s officers. In addition, no criminal indictments or criminal legal proceedings are pending against the Officers of the Company. The Company is not aware of any intention to initiate legal proceedings against the Company and/or its Officers in connection with the performance of their duties, and/or of the existence of any judgment, arbitral award, decision, or judicial ruling against the Company and/or its Officers in connection with the performance of their duties, that has not been fully satisfied and/or of any criminal proceedings against the Officers of the Company.

4.19.	As of the execution date of this Agreement, the Company is duly registered with the tax authorities (Income Tax and VAT) and reports to these authorities in accordance with applicable law. Attached hereto as Appendix 4.19 is the Company’s reporting status to these authorities and to any other tax authority. Until the Closing Date, any payment that the Company is required to make to the aforesaid authorities for obligations arising prior to the Closing Date shall be duly paid, and/or full provisions shall be made therefor in accordance with generally accepted accounting principles, for purposes of calculating the Net Cash Amount at the Closing Date.

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4.20.	At the Closing Date, the Company shall have in its accounts a Net Cash Amount at the Closing Date of no less than ILS 4,500,000 net.

In this Agreement, “Net Cash Amount at the Closing Date” means: the total cash in the Company’s accounts, free of any lien, attachment, and third-party right, plus (a) the amounts the Company is to receive in respect of input VAT reported and/or to be reported in the VAT return closest to the Closing Date; (b) any amount transferred to Deliverz, whether by the Company or via Pure Capital, from May 30, 2024, until the Closing Date; less all of the Company’s obligations of any kind, including: (1) obligations and/or expenses expected as of the Closing Date in connection with the distribution of VBIX shares as a dividend in kind (excluding obligations under the credit agreement with Pure Capital); (2) fees to the Stock Exchange and the Israel Securities Authority in connection with the listing of the Allocated Securities under the Private Placement; and (3) all of the Company’s obligations for payment of the Company’s Transaction Expenses detailed in Section 18.2 below (as distinct from Deliverz’s Transaction Expenses, which shall be borne by Deliverz).

Notwithstanding the foregoing, it is agreed that VAT for all services of the Founder in connection with the Transactions contemplated under this Agreement shall not be deducted from the Net Cash Amount at the Closing Date.

4.21.	The Company is aware that, subject to its agreement to the wording of the Ruling, and pursuant thereto, it may be subject to certain future restrictions with respect to its holdings in the Deliverz shares transferred to it. The Company undertakes to comply with the Ruling and not to breach the restrictions set forth therein (if and to the extent that such restrictions are approved by it in advance and in writing).

4.22.	The Company intends to conduct a Capital Raise in order to comply with the provisions of this Agreement.

4.23.	The Company is aware that Deliverz and the Deliverz Shareholders are entering into this Agreement, inter alia, in reliance on its representations set forth in this Section 4 above and on the undertakings specified in this Agreement. Such representations shall be accurate in all material respects as of the Closing Date as well (except for those representations that, by their nature, were made as of the execution date of this Agreement only).

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5.	Representations and Undertakings of Deliverz and the Deliverz Shareholders

5.1.	In addition to its representations under Section 3 above, Deliverz hereby represents and undertakes as follows:

5.1.1.	Deliverz is a private company limited by shares, incorporated in Israel, engaged in the Field of Activity of Deliverz. Deliverz does not hold any other company.

5.1.2.	Deliverz is an active company, duly registered with the Companies Registrar in Israel, and there is no order and/or proceeding pending for its liquidation, dissolution, delisting from the Companies Registrar, proceedings under the Insolvency and Economic Rehabilitation Law, 5778–2018, or under Sections 350 or 351 of the Companies Law, for receivership or debt settlement. Copies of Deliverz’s certificate of incorporation and incorporation documents, together with a legal opinion from Deliverz’s attorney confirming their accuracy and that they are up to date as of the execution date of this Agreement, are attached hereto as Appendix 5.1.2.

Without derogating from the foregoing, Deliverz completed a creditor arrangement proceeding in Insolvency Case No. 45613-11-22, during which control of the company was sold to an investor group that is a Party to this Agreement. A signed Decree approving the arrangement is attached hereto as Appendix 5.1.2A.

As a result of the fact that Deliverz was subject to a creditor arrangement, its operations were halted, and as of the execution date of this Agreement, Deliverz owns Intellectual Property rights as detailed in Appendix 5.1.2B hereto. Deliverz also has an agreement with Sheba Medical Center - Tel HaShomer for the supply of robots to perform deliveries within the hospital. A copy of the agreement with Sheba Medical Center is attached hereto as Appendix 5.1.2C.

5.1.3.	As of the date of this Agreement, the authorized share capital of Deliverz is ILS 100,000, divided into 100,000,000 ordinary shares of Deliverz. The issued and paid-up share capital of Deliverz is composed of 1,000,000 ordinary shares.

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5.1.4.	The Deliverz Shareholders hold all of the issued and paid-up share capital of Deliverz (on a fully diluted basis). As of the date of this Agreement and through the Closing Date, there are no shares, options, bonds, preemptive rights, other rights and/or any other securities issued by Deliverz. Except as specified above, Deliverz has not undertaken to allocate to any person and/or entity any ordinary shares and/or options to purchase shares and/or any securities of any kind and/or rights to shares and/or other rights of Deliverz, nor has it received any payment for any shares and/or options and/or other securities and/or such rights, and it shall not do so until the Closing Date, unless expressly stated otherwise in this Agreement.

5.1.5.	As of the date of this Agreement, Amir Nardimon serves as CEO of Deliverz (“Amir”), and Mr. Avi Ben David and Amir serve as directors of Deliverz.

5.1.6.	From the date of its incorporation until the Closing Date, Deliverz has not declared and shall not declare any undistributed dividend, nor shall its Board of Directors adopt any resolution on the issuance of bonus shares and/or a dividend that has not been distributed.

5.1.7.	The financial statements of Deliverz have been duly audited (or, where applicable, reviewed) by Deliverz’s auditor, duly prepared in accordance with IFRS and consistently applied accounting policies. They are accurate and reflect correctly, precisely, and fully, as of their respective dates, the financial and business condition of Deliverz, including its assets, rights, receivables, debts, and obligations, all in accordance with law and IFRS. Deliverz has no off-balance-sheet or other obligations that existed or were expected at the time the financial statements were prepared and were required to be reflected in the financial statements in accordance with law or IFRS.

5.1.8.	Since the date of the Deliverz Financial Statements, there has been no adverse change in the business, assets, or liabilities of Deliverz, and Deliverz’s operations have been and continue to be in the ordinary course of its business.

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5.1.9.	From the date of execution of this Agreement, the financial statements of Deliverz shall be prepared in accordance with International Financial Reporting Standards (IFRS) and the provisions of the Securities Law, and shall faithfully reflect the financial condition of Deliverz, its assets and liabilities as of the dates specified therein, and the results of operations for the period to which they relate.

5.1.10.	The notice convening the Company’s shareholders meeting for the approval of the Transaction and the other actions set forth in this Agreement, to the extent that approval of the meeting is required for such actions, shall be accompanied by the Deliverz Outline in accordance with the provisions of the Securities Law and the financial statements of Deliverz (and to the extent required under the provisions of the Securities Law, the financial statements of Deliverz shall be updated and prepared as of the dates required under the provisions of the Securities Law and the regulations promulgated thereunder).

5.1.11.	Except as detailed in Appendix 5.1.11 to this Agreement, as of the date of execution hereof, Deliverz has not provided any guarantees or undertakings to issue further guarantees to any third party, and it undertakes not to do so through the Closing Date.

5.1.12.	Except as detailed in Appendix 5.1.12 to this Agreement, neither Deliverz nor its officers, in their capacity as such, nor its interested parties in their capacity as such, are party to any legal proceedings, whether as plaintiffs or defendants, in any court or other judicial tribunal, and they have not received written notice of any such proceedings. In addition, and except as specified in said Appendix, no criminal indictment has been filed against Deliverz, its officers, or its interested parties, nor have administrative or criminal investigations been initiated against any of them. Except as detailed in Appendix 5.1.12, Deliverz is not aware of any intention to initiate legal proceedings against the Company and/or its officers in connection with the performance of their duties, and/or against its interested parties in their capacity as such, nor is Deliverz aware of any judgment, arbitral award, or judicial decision against Deliverz and/or its officers in connection with their duties, and/or against its interested parties in their capacity as such, which has not been fully satisfied, nor of any criminal proceedings against its officers.

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5.1.13.	As of the date of execution of this Agreement, Deliverz is registered with the tax authorities (Income Tax and VAT) and has reported and continues to report to said authorities in accordance with applicable law. Attached hereto as Appendix 5.1.13 is Deliverz’s reporting status to these authorities and to any other tax authority.

5.1.14.	Deliverz has no final tax assessments from the relevant tax authorities, including VAT. A copy of the withholding tax file and the income tax file of Deliverz is attached as Appendix 5.1.14 to this Agreement. Except as detailed in Section 5.1.15 below, no tax assessment has been issued to Deliverz in connection with any tax returns (including withholding tax) it has filed, nor has it received any demand or claim from the tax authorities, and no proceedings are being conducted with the tax authorities regarding open tax assessments and/or any period prior to this Agreement.

5.1.15.	Deliverz has timely filed all returns, declarations, notices, or any other documents required to be submitted to the tax authorities and/or other authorities through the end of 2023. The tax returns and/or other reports submitted by Deliverz in connection with its tax liabilities are correct, complete, and accurate. All amounts presented in the financial statements as liabilities and/or provisions for tax reflect Deliverz’s tax liability as of the relevant dates and include appropriate provisions in accordance with generally accepted accounting principles. Except as detailed in Appendix 5.1.15, no investigation (public) is being conducted and no investigation has been conducted in the past by any tax authority against Deliverz or its officers, and Deliverz is not aware of any intention by the tax authorities and/or any other authority to initiate an investigation regarding any of its liabilities. There is no demand, nor is any demand expected to the knowledge of Deliverz, for the payment of any tax, except for regular and ongoing payments duly paid by Deliverz. For taxes not yet due, Deliverz has made proper provisions in its financial statements in accordance with generally accepted accounting principles.

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5.1.16.	Deliverz complies with all applicable laws concerning tax payments and withholding at source. Deliverz is and has always been a tax resident of the State of Israel only.

5.1.17.	Deliverz shall provide by September 25, 2024: (1) the final Outline (as defined in Section 2 above), duly prepared in accordance with law, and (2) the financial statements of Deliverz prepared in accordance with IFRS and the provisions of the Securities Law, signed by the appropriate authorized signatories (hereinafter: the “Deliverz Reports”), as of the dates required for purposes of approval of the Transaction by the Company’s corporate bodies (including any amended reports, as required).

5.1.18.	The Outline shall not omit any material information nor contain any Misleading Item and shall be prepared in accordance with the provisions of the Securities Law.

In addition, the senior officers of Deliverz (the CEO and CFO) shall declare, as close as possible to the publication date of the Transaction Report, that the Outline contains all relevant information required concerning Deliverz’s operations under the provisions of the Securities Law and that the Outline does not include any Misleading Item as defined in the Securities Law. This confirmation shall be reaffirmed by the senior officers of Deliverz (the CEO and CFO) on the eve of the Transaction Closing Date and shall constitute a condition for the completion thereof.

The senior officers of Deliverz (the CEO and CFO) shall sign comfort letters in connection with the disclosures in the Deliverz Outline and the Deliverz Financial Statements.

5.1.19.	From the date of execution of this Agreement, Deliverz shall not take any action outside the ordinary course of its business that may materially adversely affect its business, capital, profitability, liabilities and/or assets. Deliverz shall promptly notify the Company of any such change, taking into account the fact that the Company is a public company subject to disclosure obligations under the Securities Law.

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5.1.20.	The assets and property of Deliverz are insured under insurance policies covering its operations, business, and assets in a manner that appropriately reflects their nature and scope and provides adequate insurance coverage. All premiums due have been fully, regularly, and timely paid. The policies are in full force and effect, and Deliverz has not received any notice of intent to cancel them.

5.1.21.	Amounts due to Deliverz employees (including service providers who may have been considered as employees) for their work (or services), as well as amounts required to be deposited with third parties under law, agreement, extension order, arrangement or practice (including, without limitation, severance pay, accrued vacation, recuperation pay, pension fund, provident fund, and study fund contributions) have been fully paid or deposited, and if there is no such requirement under law, agreement or practice, full provisions have been made for them in Deliverz’s financial statements.

5.1.22.	Deliverz has paid all amounts owed to its former employees (and former service providers who may have been considered as employees) in connection with their employment and/or termination. There are no outstanding claims or demands by any current or former employee or service provider against Deliverz relating to their employment or termination.

5.1.23.	Deliverz is not dependent on any supplier, customer, service provider, distributor, agent, or franchisee for continuing its operations as conducted at the time of signing this Agreement. Deliverz is not aware of any intent by any material supplier, customer, service provider, distributor, agent, or franchisee to terminate its engagement with Deliverz, materially reduce the scope of such engagement, or materially change the terms thereof.

5.2.	In addition to their representations under Section 3, the Deliverz Shareholders hereby represent and undertake as follows:

5.2.1.	All Deliverz securities (comprising the entire issued and paid-up share capital of Deliverz on a fully diluted basis, to be transferred to the Company under this Transaction) shall, on the Closing Date, be clean, free, and fully owned by the Deliverz Shareholders who have signed this Agreement.

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5.2.2.	As of the execution date of this Agreement and through the Closing Date, they do not and will not hold, directly or indirectly, any securities of the Company. As of the execution date of this Agreement, there are no agreements of any kind between any representative of the Deliverz Shareholders and any shareholder and/or securityholder of the Company regarding the purchase or sale of Company securities or the voting rights therein or in connection with any future rights to shares in the Company.

5.2.3.	The Acquired Securities are Free and Clear, and no liens or commitments to create liens shall be imposed upon them prior to the completion of the Merger. They shall remain Free and Clear.

5.2.4.	The Deliverz Shareholders and the Founder (hereinafter: the “Offerees”) acknowledge that, pursuant to Section 15C of the Securities Law, there shall be a restriction and/or prohibition on any actions involving the Allocated Shares and Founder Shares, and they undertake to comply with such restrictions and not to take any action regarding such shares that may be deemed a public offering in violation of the law.

5.2.5.	The Deliverz Shareholders acknowledge that, in addition to the lock-up provisions under the Securities Law, the Allocated Shares issued in exchange for Deliverz shares and the Milestone Share Rights may be subject to lock-up restrictions under the Ruling, and they agree to accept such lock-up for the period set forth in the Ruling.

5.2.6.	Subject to the fulfillment of all Conditions Precedent under this Agreement, the Deliverz Shareholders and Deliverz (with respect to the obligations it assumes under this Agreement) have: (a) full authority to enter into this Agreement; and (b) no restriction and/or prohibition and/or impediment to entering into this Agreement and fulfilling their obligations hereunder; and (c) no approval or consent is required from any third party in connection with the execution or performance of this Agreement; and (d) the execution or performance of this Agreement does not constitute a breach of any existing or contingent obligation of Deliverz and/or the Deliverz Shareholders toward any third party, including among themselves under any existing shareholders’ agreements, if any, or under the Articles of Association of Deliverz.

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5.3.	Deliverz and the Deliverz Shareholders acknowledge that the Company is entering into this Agreement, inter alia, in reliance on the representations detailed in this Section 5 and on the undertakings set forth herein. These representations shall remain valid, accurate, and correct as of the Closing Date as well (except for those representations that, by their nature, were made as of the execution date only). For the avoidance of doubt, the foregoing shall not release or diminish the responsibility of Deliverz and the Deliverz Shareholders for the representations made herein. Deliverz and the Deliverz Shareholders undertake to notify the Company of any change to the representations immediately from the date of signing through the Closing Date.

6.	The Transaction

6.1.	The Company and the Deliverz Shareholders shall cooperate in effecting the merger of Deliverz and its business operations into the Company by way of a share swap only (with no cash consideration), pursuant to Section 103T or 104H of the Ordinance, such that on the Closing Date, the Company shall acquire all (100%) of the issued and paid-up share capital of Deliverz, on a fully diluted basis, in exchange for the allocation of the Allocated Securities by way of an extraordinary private placement pursuant to the Private Placement Regulations, which shall be approved by the General Meeting of the shareholders of the Company. The Allocated Shares and the Milestone Share Rights shall be allocated to the Deliverz Shareholders in accordance with their holdings in Deliverz as of the date of this Agreement, as set forth in Appendix A.

In addition, the Company shall provide Deliverz with a loan in a total amount of ILS 900,000, interest-free (the “Loan Amount”), of which, as of the date of execution of this Agreement, Deliverz has received ILS 250,000 through Pure Capital. The remaining loan balance, in the amount of ILS 650,000, shall be provided subject to the execution of a loan agreement between the Parties, under which the terms for providing the remaining loan balance shall be set, contingent upon the progress in completing the Transaction, as well as the repayment terms for the Loan Amount.

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6.2.	The number of Allocated Shares, Founder Shares, and Milestone Share Rights to be actually allocated shall be determined based on the number of shares in the issued and paid-up share capital of the Company on the eve of the Closing Date, after completion of the capital raise to be conducted in order to comply with the terms of this Agreement.

6.3.	Assuming that the number of shares in the issued and paid-up share capital of the Company on the eve of the Closing Date shall be 70 shares, the allocation of the Allocated Shares, Founder Shares, and Milestone Share Rights shall be as follows:

On the Closing Date:

	Shares	Percentage
Deliverz Shareholders	25	25%
GIX Shareholders	70	70%
Founder	5	5%
Total	100	100.00%

Upon achievement of the First Milestone:

	Shares	Shares under the Share Rights	Percentage
Deliverz Shareholders	25	11.4	32.5%
GIX Shareholders	70		62.5%
Founder	5	0.6	5%
Total	100	12	100%

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Upon achievement of the Second Milestone:

	Shares	Rights to Share	Percentage
Deliverz Shareholders	25	26.6	40%
GIX Shareholders	70		55%
Founder	5	1.4	5%
	100	28	100.00%

The actual number of Allocated Shares, Founder Shares, and Milestone Share Rights to be allocated shall equal the number of shares in the Company’s issued and paid-up share capital shortly before the Closing Date divided by 70, multiplied by the number of securities detailed in each row of the tables above. If the result of such multiplication yields a non-whole number, it shall be rounded to the nearest whole number.

6.4.	At the Merger Completion Date, the Company shall hold in its account cash equal to the Net Cash Amount at Closing, as defined in Section 4.20 above.

6.5.	Subject to the achievement of the milestones set forth below, additional ordinary shares of the Company shall be allocated to the Deliverz Shareholders without any additional consideration, other than the Deliverz shares, as follows:

6.5.1.	Milestone 1: Deliverz shall successfully complete a transaction for the supply of 20 robots within 18 months of the Closing Date. In such case, the Milestone Share Rights shall convert into 11.4 additional ordinary shares of the Company for the Deliverz Shareholders and 0.6 additional ordinary shares of the Company for the Founder, which would result in the Deliverz Shareholders holding a total of 32.5% and the Founder holding a total of 5% of the Company’s issued and paid-up share capital, based on the Company’s share capital as of the eve of the Closing Date, and without taking into account any additional Milestone Share Rights.

The actual number of shares to be allocated upon the achievement of the milestones shall be equal to the number of shares in the issued and paid-up share capital of the Company shortly before the Closing Date, divided by 70, multiplied by the number of securities detailed in each row of the tables above. If the result is a non-integer, it shall be rounded to the nearest whole number.

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In this Section, “Transaction” means a binding agreement for the supply of 20 robots to a customer who undertakes to pay a monthly fee for the use of each robot supplied, in an amount not less than $1,000 per robot per month, for a term of not less than 24 months, or alternatively - a sale transaction of robots for a price of not less than $10,000 per robot, and a service agreement of not less than $400 per month per robot, for a term of no less than 24 months. Notwithstanding the above, it is agreed and clarified that no robot shall be sold for a total consideration (including immediate and monthly payments, non-discounted) lower than 2× the cost of manufacturing the robot.

6.5.2.	Milestone 2: The Company shall complete a transaction for the supply of 200 robots within 48 months of the Closing Date. In such case, the Milestone Share Rights shall convert into 26.6 additional ordinary shares of the Company (less the shares issued to the Deliverz Shareholders under Milestone 1, if issued), for the Deliverz Shareholders, and 1.4 additional ordinary shares of the Company (less the shares issued to the Founder under Milestone 1, if issued), for the Founder, which would result in the Deliverz Shareholders holding a total of 40% and the Founder a total of 5%, based on the Company’s issued and paid-up share capital shortly before the Closing Date.

It is clarified that if the conditions for the share allocation under Milestone 1 are met, then the number of shares to be allocated under Milestone 1 shall be deducted from the number of shares to be allocated under Milestone 2 (to the extent the conditions for share allocation under Milestone 2 are met).

The actual number of Allocated Shares to be allocated as part of meeting the Milestones shall equal the number of shares in the issued and paid-up share capital of the Company immediately prior to Completion divided by 70, multiplied by the number of Securities listed in each row in the tables above. If the result of the multiplication is a non-whole number, it shall be rounded to the nearest whole number.

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In this Section, “Transaction” means a binding transaction for the supply of 200 robots to a customer who shall undertake to make monthly payments for the use of each robot supplied to it, with a monthly fee per robot of no less than $1,000 and for a period of no less than 24 months per robot, or alternatively – a sale transaction for each robot for consideration of no less than $10,000 per robot and a service contract for not less than $400 per month for a period of not less than 24 months. Notwithstanding the above, it is agreed and clarified that a robot shall not be sold for total consideration (including both the upfront payment and the non-discounted monthly payments) lower than twice the manufacturing cost of the robot.

7.	Grant of Options to Amir Nardimon

7.1.	As part of the terms of service and employment of Amir, who serves as CEO of Deliverz, as attached hereto as Appendix 7.1 to this Agreement (the “Employment Agreement”), the Company shall allocate to Amir, upon completion of the Transaction, options representing 5% of the issued and paid-up share capital of the merged Company as of the Closing Date, on a fully diluted basis excluding the dilution from the Milestone Share Rights (the “Option Share Capital”), under the following terms:

(a)	The vesting period of the options shall be over four (4) years, in 16 equal quarterly installments.

(b)	The exercise price of each option shall reflect a Company valuation of ILS 40,000,000 following the Transaction. For example, if on the Closing Date the issued and paid-up share capital of the Company consists of 100 shares, Amir shall be granted 6.4 options convertible into shares of the Company, representing 5% of the Option Share Capital, with an exercise price of ILS 400,000 per option.

It is clarified that the numbers in the example shall be adjusted in accordance with the Company’s issued and paid-up share capital on the Closing Date based on the following mechanism:

The number of options to be granted to Amir shall equal the number of shares in the issued and paid-up share capital of the Company shortly before the Closing Date divided by 70, multiplied by 6.4 options as referenced above. If the result is a non-integer, it shall be rounded to the nearest whole number.

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(c)	Exercise period – 4 years from the vesting date of the respective option.

(d)	Exercise conditions:

i.	With respect to options representing 5% of the issued and paid-up share capital of the Company on the Closing Date (excluding dilution due to the Milestone Share Rights) – expiration of the vesting period only;

ii.	With respect to additional options that may be granted upon achievement of a milestone, such that Amir’s holding upon exercise will amount to 5% of the Option Share Capital - the following cumulative conditions shall apply: (a) expiration of the vesting period; and (b) allocation of shares to the Deliverz Shareholders upon achievement of the milestone.

7.2.	The options shall be granted in accordance with the provisions of section 102 of the Income Tax Ordinance such that, upon exercise, Amir’s holding of shares and options in the Company shall not exceed 9.99% on a fully diluted basis. The Employment Agreement with Amir shall include a mechanism whereby, to the extent that the full number of options detailed in Section 7.1 above is not granted to Amir on the Closing Date, future capital raises shall include additional option grants to Amir such that, assuming exercise, his holding in the Company shall be 9.9%. This anti-dilution protection for the CEO of Deliverz shall apply until Amir has been granted, in total, options representing 5% of the issued and paid-up share capital of the Company on a fully diluted basis and excluding the options granted to him, as such capital shall be on the Closing Date of the Merger Transaction with Deliverz.

7.3.	Each option that vests shall be exercisable only if, at the time of vesting, Amir is employed by the Company or by Deliverz (either as an employee or as a service provider).

7.4.

8.	Actions on the Closing Date

Subject to the fulfillment of the Conditions Precedent set forth in Section 16 below, the following actions shall be performed on the Closing Date:

8.1.	Acquisition of Deliverz Shares;

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8.2.	Allocation of Shares and Milestone Share Rights:

Against the transfer to the Company of the Acquired Securities, Free and Clear, the Company shall allocate to the Deliverz Shareholders the Allocated Shares and the Milestone Share Rights as detailed in Section 6.5 above, Free and Clear.

8.2.1.	Deposit of Allocated Shares and Milestone Share Rights to Secure the Tax Ruling Terms: Immediately upon their allocation, the Allocated Shares and the shares to be issued upon exercise of the Milestone Share Rights shall be transferred to the Trustee, with whom a trust agreement in a mutually agreed format shall be signed before the Closing Date (the Trustee shall bear the responsibility of opening the trust account). This shall be done to ensure compliance with the lock-up requirements under the Ruling and/or the Ordinance and to ensure the fulfillment of all other obligations arising under the Ruling. The Company shall bear all trust-related costs. Concurrently with and subject to the allocation of the Allocated Shares and the Milestone Share Rights, the Deliverz Shareholders shall sign a suitable undertaking with respect to compliance with the Ruling and the deposit of the Allocated Shares and the shares to be issued upon exercise of the Milestone Share Rights with the Trustee. It is clarified that, subject to the Ruling, the voting rights attached to the Allocated Shares and the shares to be issued from the Milestone Share Rights shall remain with the Deliverz Shareholders, who shall vote by instructing the Trustee holding the shares in trust, in accordance with the provisions of the trust agreement or a separate special instruction issued directly to the Trustee by each Deliverz Shareholder, at his discretion and subject to applicable law.

8.3.	The Company shall allocate options to Amir in accordance with the Company’s equity compensation plan.

8.4.	The Allocated Shares and shares issued from the Milestone Share Rights shall be allocated in the name of the Company for Registration in favor of a bank account to be opened by the Trustee on behalf of the Deliverz Shareholders (the “Trust Account”) and shall be held in trust by the Trustee in the Trust Account for the benefit of the Deliverz Shareholders in accordance with the agreement to be executed among them by the Closing Date.

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8.5.	It is agreed that the tax cost basis to be provided by the Company to the Registrar Company shall be in accordance with the Ruling’s terms.

8.6.	The Allocated Shares and the shares issued from the Milestone Share Rights shall be allocated Free and Clear, except as subject to applicable law, including the lock-up conditions as defined above, and except for the Offerees’ undertaking (to the extent such limitation is applicable to them under law and/or the Ruling) not to breach the terms of the Ruling. In exchange therefor, the Deliverz Shareholders shall transfer to the Company 100% of the issued and paid-up share capital of Deliverz, Free and Clear.

8.7.	On the Closing Date, the Founder Shares shall be allocated to the Founder, as set forth in Section 2.13 above.

8.8.	The Founder hereby confirms, by his signature in the margins of this Agreement, that he shall bear all tax costs arising from the allocation of the shares issued to him, except for VAT (if applicable), based on a tax invoice for services rendered by him to be delivered to the Company. This amount shall be paid to the Founder in cash by the Company. For the avoidance of doubt, it is clarified that such payment shall be subject to the completion of the Merger Transaction, issuance of a proper tax invoice, and applicable law. The said VAT amount shall not be deducted from the Net Cash Amount at the Closing Date as defined in Section 4.20 above.

9.	Appointment of Director

9.1.	On the Closing Date, and subject to approval by the General Meeting of the shareholders of the Company, one director shall be appointed to the Company’s Board of Directors, recommended by the Deliverz Shareholders. The recommendation shall be accompanied by the proposed director’s written consent and declarations as required by applicable law.

9.2.	Letters of resignation from the current directors of Deliverz, in the form attached hereto as Appendix 9.2 to this Agreement.

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10.	Terms of Service for Officers

As part of the approval of the engagement under this Agreement, the Company Approvals shall include approval of the updated compensation policy attached as Appendix 10 to this Agreement and approval of the terms of service for the Company’s officers, including insurance, indemnification, and exemption, and specifically, Amir’s terms of office.

11.	Indemnification and Exemption Letters

On the Closing Date, and subject to the receipt of Company Approvals, indemnification and exemption letters shall be granted to the directors and officers appointed on the Closing Date, in the forms customarily used by the Company.

12.	Directors and Officers Liability Insurance

On the Closing Date, and subject to the approvals required by law:

12.1.	If the Company’s ongoing D&O insurance policy lapses as a result of the Transaction contemplated under this Agreement, the Company shall purchase a Run-Off D&O liability insurance policy for events occurring up to the Closing Date, effective from the Closing Date for a period of seven (7) years, with terms and coverage no less favorable than the Company’s existing policy as of the date of execution of this Agreement. The policy shall cover directors and officers who served in the Company prior to the Closing Date. It is clarified that the full cost of such policy shall be paid by the Company prior to the completion of the Transaction and shall not reduce the Net Cash Amount at the Closing Date.

13.	Interim Period

13.1.	From the date of signing this Agreement until the Closing Date or until the date of termination of this Agreement, whichever is earlier (hereinafter: the “Interim Period”), and without derogating from the representations and undertakings of Deliverz and the Deliverz Shareholders as set forth in Section 5 above, the following provisions shall apply, unless otherwise agreed in advance and in writing by the Parties, and except for any action expressly permitted under this Agreement:

13.1.1.	Deliverz and the Deliverz Shareholders shall conduct their business in their ordinary course.

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13.1.2.	The Parties shall not undertake any actions that could reasonably be expected to result in a Material Adverse Change in the representations and warranties of Deliverz and the Deliverz Shareholders as set forth above.

13.1.3.	Deliverz (including the Deliverz Shareholders) shall not make any changes to the capital structure or share capital of Deliverz and/or to its Articles of Association, and the Deliverz Shareholders shall not sell and/or transfer the shares held by them as of the date of this Agreement to any third party, except as provided in this Agreement.

13.1.4.	Except as provided in this Agreement or as approved in advance and in writing, neither Deliverz nor any of the Deliverz Shareholders shall enter into or undertake any transactions with Officers and/or Interested Parties and/or Controlling Shareholders and/or any party related to them directly and/or indirectly, in which there is a personal interest, including any change in terms of engagement.

13.1.5.	Deliverz shall not perform any action (other than as required by law or regulatory directives) that could reasonably be expected to frustrate or hinder the completion of the Transaction (under its terms).

13.1.6.	Deliverz (including the Deliverz Shareholders) shall not undertake to allocate and/or shall not allocate new shares, and shall not undertake to grant and/or shall not grant options or rights to shares, except as detailed in this Agreement.

13.1.7.	There shall be no change to the rights attached to Deliverz shares.

13.1.8.	Deliverz (including the Deliverz Shareholders) shall not make any “Distribution” (as defined under the Companies Law).

13.1.9.	During the Interim Period, the Company shall act to publish any additional reports regarding the Transaction, as required by law.

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13.1.10.	During the Interim Period, the Parties shall notify each other in writing and within 24 hours regarding:

13.1.10.1.	A notice from any party asserting that its consent is required for the completion of the Transaction, which was not included in the representations specified in this Agreement;

13.1.10.2.	Any material claim, demand, or allegation against any of the Parties that becomes known to them or is filed against them during the Interim Period, which was not included in the representations specified in this Agreement;

13.1.10.3.	Any material change in the accuracy of their representations under this Agreement, any related agreements, or appendices, as well as any material change, material event, or change or event that could materially affect their operations or businesses;

13.1.10.4.	Any material adverse change in any of the representations given by any of the Parties in this Agreement and/or in the business and/or financial condition of the Company and/or Deliverz, and/or in their capital and/or assets, which could affect the Company and/or their obligations.

13.2.	The Parties shall cooperate and provide any information required by the Company for the purpose of reports to the Israel Securities Authority and/or the Tel Aviv Stock Exchange and/or the London Stock Exchange, and to the Company’s shareholders in connection with this Agreement. In addition, during the Interim Period, the Parties shall act jointly and assist each other as much as possible in order to fulfill all the Conditions Precedent, including submission of an application for approval of the Merger between the Parties to the Commissioner of Competition.

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14.	Actions to Be Performed Until the Closing Date

From the date of signing this Agreement until the Closing Date:

14.1.	At the Company’s discretion, the shareholders’ loans provided by all the Deliverz Shareholders to Deliverz, in a total amount of approximately ILS 1 million, shall be converted into issued and paid-up share capital of Deliverz, or alternatively – such loans shall be assigned to the Company without consideration.

14.2.	The Company shall complete the capital raising for the Company.

14.3.	The Company shall submit the tax ruling request to the Tax Authority.

14.4.	The Company shall prepare and publish the notices convening the general meeting of the Company and the reports required in connection with the Transaction and the various engagements provided in this Agreement, including the transaction report, whereas Deliverz shall prepare the outline to be attached to the transaction report. Deliverz shall cooperate with the Company, as reasonably required under the circumstances, for the preparation of all documents required for implementing the Agreement and executing the Transaction, including preparation of the aforementioned Outline.

14.5.	No later than 14 days after receipt of all documents required to convene the meeting as provided by the Securities Law (including a final reportable outline to be prepared by Deliverz, audited and reviewed financial statements of Deliverz in accordance with the legal requirements, and the compensation policy), and subject to the approval of the Compensation Committee, the Audit Committee, and the Board of Directors of the Company, which shall be given (if and to the extent given), inter alia, based on a review of such documents, the Company shall convene a special general meeting of its shareholders to approve the Merger Transaction, in which the following shall be approved (hereinafter: the “General Meeting Approval”):

14.5.1.	Approval of the acquisition of the Acquired Securities.

14.5.2.	Approval of all allocations provided under this Agreement.

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14.5.3.	Approval of the appointment of a director on behalf of the Deliverz Shareholders and approval of the appointment of an Officer on behalf of the Deliverz Shareholders, if such appointment requires approval under the Companies Law, either as a director in the Company for one year or as an officer in the Company, as applicable, including approval of their service and employment terms, which shall include provisions on insurance, indemnification, and exemption.

14.5.4.	If the Company’s On-going insurance policy lapses due to the Transaction contemplated in this Agreement – approval of the Company’s engagement in a Run-Off D&O liability insurance policy and the insurer’s approval thereof, subject to completion of the Transaction.

14.5.5.	Approval of a compensation policy for the Company in the form attached as Appendix 14.5.5 to this Agreement.

14.5.6.	Approval of the consolidation of the Company’s issued and paid-up share capital only (i.e., excluding consolidation of the registered share capital) in a ratio of 20:1.

14.5.7.	Approval of the Employment Agreement of Amir in accordance with this Agreement.

14.6.	It is clarified that as part of the General Meeting Approval, authorization shall be granted to the Board of Directors of the Company to take all required actions to complete and implement the decisions submitted for its approval as stated above, including authorization of the Board of Directors of the Company to extend the deadline for fulfillment of the Conditions Precedent or to waive any of the Conditions Precedent, provided that in the opinion of the Company’s Board of Directors, such changes or waivers do not adversely affect the terms of the Transaction applicable to the Company, and the waiver is not contrary to law.

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15.	Closing

Subject to the fulfillment of the Conditions Precedent set forth in Section 16 below, the Transaction shall be completed on the Closing Date at 12:00 p.m. at the offices of Meitar & Co. Law Offices, 16 Abba Hillel St., Ramat Gan, or on another date or at another location as agreed in writing between the Parties. The actions detailed below shall be deemed performed as a single, simultaneous event, and none shall have effect unless all are completed in full and simultaneously. No single action shall be considered completed, nor any single document deemed delivered, until all actions have been completed and all documents delivered. It is agreed that changes may occur in the Closing procedure, which shall be discussed and agreed upon by the Parties in good faith and reasonably, in order to ensure, to the extent possible, the simultaneous performance of the following actions:

Deliverz and the Deliverz Shareholders

15.1.	Deliverz and the Deliverz Shareholders shall deliver to the Company transfer deeds for the Acquired Securities from the Deliverz Shareholders to the Company, signed by the Deliverz Shareholders, along with a board resolution of Deliverz approving the Transaction and the transfer of the Acquired Securities to the Company.

15.2.	The Deliverz Shareholders shall transfer to the Company the Acquired Securities, free and clear of any encumbrances.

15.3.	Deliverz shall record the aforementioned transfer in its Shareholder Register and deliver to the Company a duly signed copy of the updated register, and shall also sign and deliver to the Company a copy of the reporting forms to the Registrar of Companies in connection with the shares acquired by the Company.

15.4.	Deliverz, its Shareholders, and if held by a corporate entity – the individuals holding ultimate control in such corporate Shareholders, shall deliver to the Company a written statement, in the form attached as Appendix 15.4 to this Agreement, that all the representations and undertakings given by them in Sections 5.1 and 5.2 are true and correct in all material respects, except for the representations and undertakings listed in Sections 3, 5.1.1-5.1.4 and 5.1.7-5.1.9, which shall be entirely true and correct as of the Closing Date, and that no Material Adverse Change has occurred in the condition of Deliverz.

15.5.	They shall deliver signed copies of the undertakings as referenced in Section 8.2.1 above, regarding compliance with the tax ruling and deposit of the allocated shares with a trustee, signed by the Deliverz Shareholders.

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15.6.	They shall deliver signed copies of the agreements with the Officers.

15.7.	An undertaking that, if an in-kind distribution of VIEWBIX shares is carried out, the Deliverz Shareholders shall sign a waiver letter as required under the clearing house regulations, confirming their waiver of their entitlement to such dividend.

15.8.	A written confirmation that all representations and undertakings made by Deliverz as set forth in Section 5 above are true and correct as of the Closing Date, and that they have not breached any of their obligations under this Agreement during the Interim Period.

Company

15.9.	The Company shall deliver to Deliverz and the Deliverz Shareholders a copy of the resolutions of its competent corporate bodies, approving its entry into this Agreement and all the transactions included and detailed herein, as well as the performance of all actions required under this Agreement.

15.10.	The Company shall deliver to Deliverz and the Deliverz Shareholders a copy of the minutes of the resolution of the General Meeting approving the Transaction and all other transactions and actions referenced in this Agreement, including the resolutions detailed in Section 14.5 above.

15.11.	A confirmation signed by an Officer that share certificates and/or allocation letters have been issued in the name of the Company for all the Allocated Shares under this Agreement.

15.12.	A copy of Form T-87 reflecting the allocation of all the Allocated Shares under this Agreement and the rights to receive the Milestone Shares (or a copy of any other reporting form reflecting the allocation of rights to the Milestone Shares in accordance with applicable law).

15.13.	A copy of Form T-97 reflecting the changes in the composition of the Board of Directors and other Officers of the Company.

15.14.	A signed Option Allocation Agreement for Amir, executed by an Officer of the Company.

15.15.	A copy of the indemnification and exemption letters to be granted on the Closing Date to the Company’s directors and Officers.

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15.16.	A copy of the relevant insurer’s approval for the Company’s engagement in a Run-Off Directors and Officers Liability Insurance Policy in accordance with Section 12.1 above (i.e., subject to the need for such insurance, if the Company’s On-going insurance policy lapses due to the performance of the Transaction contemplated in this Agreement).

15.17.	A declaration by the Company, in the form attached hereto as Appendix 15.17, confirming that all the representations and undertakings set forth in Section 4 above are true and correct in all material respects as of the Closing Date, except for those explicitly made as of a specific date (in which case they shall be true and correct in all material respects as of that date only), and that no Material Adverse Change has occurred in the condition of the Company.

15.18.	The approval of the Stock Exchange for the listing for trading of all the Allocated Shares, the shares resulting from exercise of the options granted to the Officers, and the shares resulting from the exercise of the rights to the Milestone Shares.

15.19.	The Company shall allocate to the Deliverz Shareholders and the Founder, respectively, the Allocated Shares and the Founder Shares under this Agreement, free and clear (except for lock-up conditions).

15.20.	The Company shall deliver to Deliverz a bank confirmation of the Company’s cash balances in its accounts as of the Closing Date and a signed confirmation from the Company’s CFO confirming that the Net Cash Amount in the Company’s accounts complies with the condition for the Net Cash Amount on the Closing Date, as defined above.

16.	Conditions Precedent

16.1.	Completion of the Transaction pursuant to this Agreement and its performance is subject to the full and cumulative satisfaction of each of the conditions precedent set forth in this Section by March 31, 2025 (hereinabove and hereinafter: the “Conditions Precedent” and the “Final Date,” respectively):

16.1.1.	Receipt of legally valid approval from the Company’s corporate organs for each of the items on the agenda of the General Meeting as detailed in Section 14.5 above, and for the agreements with the Officers;

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16.1.2.	Valid approval of all the engagements contemplated under this Agreement by the competent organs of Deliverz;

16.1.3.	Receipt of Stock Exchange approval for listing for trading all Allocated Shares under this Agreement (including the Founder Shares, the shares resulting from the exercise of options granted to the Officers, and the shares resulting from the exercise of rights to the Milestone Shares);

16.1.4.	Receipt of the tax ruling to the satisfaction of the Company, Deliverz, and the Deliverz Shareholders;

16.1.5.	The Net Cash Amount as of the Closing Date, as defined in Section 4.20 above, shall not be less than ILS 4,500,000, as detailed in Section 4.20 above;

16.1.6.	As of the Closing Date, there shall be no legal impediment of any kind to the performance of the Transaction, including no valid judicial order preventing the completion of the Transaction under its terms;

16.1.7.	If required, receipt of approval from the Commissioner of Competition for the merger between the Parties pursuant to this Agreement.

16.2.	The Parties shall cooperate and provide any information reasonably required by the Company for reports to the Israel Securities Authority and/or the Stock Exchange and the Company’s shareholders in connection with this Agreement. The Parties shall coordinate any notice and/or public announcement, subject to applicable legal restrictions, regarding any disclosure required by law. In addition, during the Interim Period, the Parties shall act jointly and support one another as much as possible in order to satisfy all Conditions Precedent.

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16.3.	If all the Conditions Precedent set forth in this Section are not fulfilled by March 31, 2025 (the “Termination Date”), each Party may notify an extension of the period for their fulfillment until April 30, 2025 (the “Extended Date”). If the Conditions Precedent are not fulfilled by the Extended Date, and the Parties have not agreed in writing to further extend the deadline, and no Party has waived fulfillment of a condition precedent made for its benefit, this Agreement shall expire on the Termination Date or the Extended Date (as applicable), without either Party having any claim and/or demand under it due to its non-effectiveness or termination. Notwithstanding the foregoing, non-fulfillment of a condition precedent caused by an act or omission in bad faith by a Party to this Agreement shall be considered a breach by such Party of its obligations under this Agreement, entitling the other Party to all remedies available under law.

17.	Indemnification and Liability of the Company and the Deliverz Shareholders for Representations and Undertakings

17.1.	The Company on one hand, and the Deliverz Shareholders on the other hand, as the case may be and as applicable (the “Breaching Party”), hereby undertake to indemnify the other Party (the “Injured Party”) for any direct loss, damage, liability, responsibility, or expense incurred by the Injured Party, including reasonable legal expenses (hereinafter: “Indemnifiable Damage”), resulting from: (a) any of the Breaching Party’s representations set forth in this Agreement being misleading, untrue, inaccurate, or materially incomplete (hereinafter: “Breach of Representation”); and/or (b) a material breach by the Breaching Party of its obligations under this Agreement.

17.2.	The obligation of the Breaching Party to indemnify shall be subject to the condition that for any indemnification liability not exceeding an aggregate amount of ILS 150,000 (in this Section: the “Base Amount”), no indemnification shall be paid. If the aggregate Indemnifiable Damages exceed the Base Amount, indemnification shall be due for the full amount (from the first shekel), without any reduction of the Base Amount. This limitation shall not apply in cases of (a) any loss, damage, fine, liability, or expense arising from the Breaching Party’s final tax liability, and (b) willful misrepresentation or fraud.

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17.3.	In any case other than willful misrepresentation or fraud, and notwithstanding anything to the contrary in this Agreement or under any law, the total indemnification amount payable by the Deliverz Shareholders pursuant to this Agreement shall be limited and shall be provided to the Injured Party solely by way of transfer, without consideration, of Allocated Shares, up to the total number of Allocated Shares to be allocated to the Deliverz Shareholders under this Agreement (the “Deliverz Indemnification Cap”), in a quantity sufficient to neutralize the financial damage incurred by the Company (i.e., to restore the economic value of its holdings to the state it would have been in had the Indemnifiable Damage under this Section 17 not occurred), based on the lower of: (a) the average trading price of the Company’s shares on the Stock Exchange during the 30 trading days preceding the indemnification demand; or (b) the date of actual indemnification. If, prior to the indemnification date, the shares allocated to the Deliverz Shareholders under this Agreement have been sold, the indemnification shall be made in cash and shall be limited to ILS 1,000,000. Notwithstanding the foregoing, the Deliverz Shareholders may, at their sole discretion, notify the Injured Party that the indemnification shall be paid in cash instead of by share transfer as stated.

17.4.	Without derogating from the provisions above and below, it is clarified that the indemnification obligations of each of the Shareholders of Deliverz pursuant to this Section 16 shall be joint and several.

17.5.	In any case other than willful misrepresentation or fraud, and notwithstanding anything to the contrary in this Agreement or under any law, the total indemnification amount payable by the Company under this Agreement shall be limited to ILS 1,000,000, and shall be provided to the Injured Party solely by way of allocation of ordinary shares of the Company without consideration (the “Company Indemnification Cap”), in a quantity sufficient to neutralize the financial damage incurred by the Injured Party (i.e., to restore the economic value of its holdings to the state it would have been in had the Indemnifiable Damage under this Section 17 not occurred), based on the lower of: (a) the average trading price of the Company’s shares on the Stock Exchange during the 30 trading days preceding the indemnification demand; or (b) the date of actual indemnification. If additional ordinary shares of the Company cannot be allocated pursuant to this Section 17.5, the indemnification shall be paid in cash by the Company up to the Company Indemnification Cap.

17.6.	In the event that a claim, demand, or allegation (the “Claim”) is made by any third party against any of the Parties to this Agreement, which may result in the Breaching Party being liable to indemnify under Section 17 above, the following provisions shall apply:

17.6.1.	The Injured Party shall notify the Breaching Party of the Claim as soon as practicable after receipt, including all documents received and/or relevant thereto.

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17.6.2.	The Breaching Party may notify the Injured Party, within seven (7) days from receipt of the indemnification demand, whether it wishes to conduct the defense, including appointment of counsel for the Injured Party, at the Breaching Party’s expense and subject to this Section.

17.6.3.	The Injured Party shall cooperate reasonably with the Breaching Party as required to allow and assist it in defending against the Claim, as applicable.

17.6.4.	The Injured Party shall not settle any such Claim or agree to refer the Claim to arbitration, mediation, or any other alternative dispute resolution process without the prior written consent of the Breaching Party, which shall not be unreasonably withheld.

17.7.	The Breaching Party’s liability for indemnification under Section 17 shall remain in force for 24 months from the Closing Date. It is clarified that in any event, this time limitation on indemnification shall not apply to any indemnification cause of action for which a claim was filed before the expiration of the indemnification period, provided the Injured Party sent notice of such claim to the Breaching Party before such expiration. This time limitation shall also not apply in cases of willful misrepresentation or fraud.

17.8.	The Parties declare and undertake that, except in cases of willful misrepresentation or fraud, the indemnification detailed in this Section 17 constitutes the sole and exclusive remedy available to them under law or contract in connection with this Agreement and the provisions of law related thereto, including any claim, demand, or action concerning the formation or breach of this Agreement (including breaches of representations and undertakings), and they shall have no other remedy in connection with this Agreement whether under contract or law. For the avoidance of doubt, a claim that may have both contractual and legal grounds shall be actionable solely under this Section 17. The indemnification under Section 17 shall not include indemnification for any indirect and/or consequential damages, and the limitations thereof shall not apply to claims for such damages.

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18.	Taxes and Other Expenses

18.1.	Each Party shall bear its own tax liability arising from the performance of this Agreement.

18.2.	The Company shall bear any expenses, costs, and fees imposed under any applicable law and/or incurred by it during the execution or performance of this Agreement, including attorney fees, accountant fees, and other consultants’ fees (whether the transaction is completed or canceled pursuant to the provisions of this Agreement), as detailed in Appendix 18.2 to this Agreement, and such amounts shall not reduce the Net Cash Amount at Closing.

18.3.	Deliverz shall bear the expenses and costs it incurred during the execution or performance of this Agreement, including attorney fees, accountant fees, tax ruling consultant fees, and other consultants’ fees (whether the Transaction is completed or canceled pursuant to the provisions of this Agreement).

18.4.	If the Transaction is not completed, each of the Parties shall bear its own expenses as detailed in Appendix 19.2 to this Agreement, and no accounting shall be made in this matter.

19.	Confidentiality

19.1.	It is agreed and declared that each Party undertakes to maintain in strict confidence any commercial, economic, business, or other information concerning the business, assets, and plans of the other Parties, which has been or will be disclosed to it during the term of this Agreement, as well as during the negotiations for its execution and the due diligence process carried out by the Parties and in preparation of the Outline (hereinafter: the “Information”).

19.2.	The provisions of Section 19.1 above shall apply and remain in effect even after expiration or termination of this Agreement for any reason, for an unlimited period of time. However, they shall not apply, or shall cease to apply, as the case may be, with respect to Information or parts thereof:

19.2.1.	That was in the public domain at the time of signing this Agreement;

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19.2.2.	That entered the public domain after the signing of this Agreement through no breach of the obligations of the receiving Party as described above.

19.3.	The provisions of Section 19.1 shall not apply to Information that a Party is legally required to disclose, including under the Securities Law and the regulations enacted thereunder.

19.4.	Deliverz and the Deliverz Shareholders undertake not to make any use of the Information and/or based on the Information that is prohibited under Chapter H’1, Article E of the Securities Law.

20.	Miscellaneous

20.1.	The Parties undertake to perform all actions and sign all documents, approvals, forms, and declarations as may be required and useful for the implementation of the provisions of this Agreement.

20.2.	This Agreement contains, embodies, merges, and expresses all the agreed terms between the Parties. Any promises, guarantees, written or oral agreements, undertakings, or representations relating to the subject matter of this Agreement that were made by the Parties prior to the execution of this Agreement and are not explicitly reflected herein shall not add to, derogate from, or alter the obligations and rights set forth in this Agreement, and the Parties shall not be bound by them as of the date of this Agreement. For the avoidance of doubt, it is clarified that the Memorandum of Understanding and the agreement whose signatures were held in trust by the Parties’ counsel on December 5, 2024 (which did not crystallize into a binding agreement), are null and void upon the signing of this Agreement.

20.3.	Any modification, amendment, or waiver relating to this Agreement shall be valid only if executed in writing and shall be limited to the matter for which it was originally made. A waiver in any instance shall not constitute a precedent for any other instance. Failure to act or delay in action shall not be deemed a waiver and shall not impair the rights and obligations of any Party with respect to such action. The Breaching Party may not raise a claim of waiver or delay.

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20.4.	The obligations and rights of the Parties under this Agreement may not be assigned or transferred.

20.5.	The terms of this Agreement fully encompass all the conditions and understandings between the Parties concerning the Merger, the Consideration to be paid thereunder, and all agreements related to its performance, and they shall prevail over any prior arrangements, understandings, representations, and undertakings made orally and prior to the execution of this Agreement.

20.6.	If the scheduled date for the performance of any stage under this Agreement falls on a non-Business Day, such date shall be postponed to the next Business Day.

20.7.	The Memorandum of Understanding and any drafts or other documents exchanged between the Parties prior to the execution of this Agreement shall be deemed never to have been made and shall not serve as evidence or support for interpretation and/or claims and/or otherwise.

20.8.	Any change, amendment and/or addition to this Agreement shall not be valid unless made in writing and signed by both Parties.

20.9.	This Agreement shall be governed by the laws of the State of Israel. The competent courts in the Tel Aviv - Yafo district shall have sole jurisdiction to hear any matter related to and/or arising from this Agreement.

20.10.	All notices required under the provisions of this Agreement shall be in writing and sent to the Parties’ addresses as specified in the preamble to this Agreement, or to any other address in Israel of either Party, as notified in writing to the other Party to this Agreement.

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Execution Copy sent by registered mail shall be deemed to have been received five (5) days after the date of its dispatch. A notice sent by courier shall be deemed to have been received one Business Day after it was sent, and a notice sent by facsimile or any electronic means shall be deemed to have been received on the date on which the sender confirmed its full receipt, provided that the sender recorded the name of the confirming party and the confirmation date.

In Witness Whereof The Parties Hereto Have Hereunto Set Their Hands:

/s/ Amitay Weiss /s/ Amihay Hadad /s/ Eliyahu Yoresh	/s/ Amir Nardimon /s/ Avi Ben David
GIX INTERNET LTD By its authorized signatories:	Deliverz.AI LTD By its authorized signatories:

Deliverz Shareholders

Deliverz Shareholders:

/s/ Victor Tshuva & Co. Law Offices	/s/ Avi Ben David	/s/ Roni Ben David
Victor Tshuva & Co. Law Offices	I.L.D.H. Ben David Holdings Ltd.	Dana Optimum Investments Ltd.

/s/ Amir Nardimon	/s/ Moshe Dayan	/s/ Lavi Krasney
Amir Nardimon	Moshe Dahan	CAPITALINK LTD

Confirmation by Founder

We, the undersigned, M.R.M. MERHAVIT HOLDINGS AND MANAGEMENT LTD, hereby confirm, agree, and accept solely those provisions of the above Agreement that refer to our Company.

/s/ Moti Menashe
M.R.M. MERHAVIT HOLDINGS AND MANAGEMENT LTD

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